Exhibit 99.1

CITI TRENDS ANNOUNCES THIRD QUARTER SALES

Net sales increased 5.4% to $104.9 million in the third quarter of fiscal 2008;

Comparable store sales decreased 4.2%

SAVANNAH, GA (November 5, 2008) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the third quarter of fiscal 2008.

Total sales in the 13-week period ended November 1, 2008 increased 5.4% to $104.9 million compared with $99.5 million in the 13-week period ended November 3, 2007.  Comparable store sales decreased 4.2% in the third quarter.

In light of the decline in comparable store sales, the Company believes it will recognize a loss per diluted share in a range of $0.09 to $0.13, compared to last year’s third quarter loss of $0.04.

The Company will report complete financial results for its third quarter after the market closes on November 24, 2008.  Citi Trends will host a conference call on the same day at 5:00 p.m. ET.  The number to call for the live interactive teleconference is (303) 262-2143.  A replay of the conference call will be available until December 1, 2008, by dialing (303) 590-3000 and entering the passcode, 11113318#.

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm on November 24, 2008, beginning at 5:00 p.m. ET.  The online replay will follow shortly after the call and continue until December 1, 2008.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 344 stores located in 21 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com. CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our

104 Coleman Blvd., Savannah, Ga 31408 • (912) 236-1561 • Fax (912) 443-3674

CTRN Announces Third Quarter Sales

November 5, 2008

markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Ed Anderson	Bruce Smith
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Executive Officer	Chief Financial Officer
	(912) 443-3705	(912) 443-2075

-END-